Exhibit 10.25

SJW CORP. LETTERHEAD

OCTOBER 23, 2007

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_____________________

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Re:  Director Pension Plan

Dear __________________:

You are currently a participant in the SJW Corp. Director Pension Plan under which you could accrue an annual pension payment for a period of years following your cessation of Board service in a dollar amount determined by multiplying (i) your years of service as a non-employee member of the SJW Corp. Board of Directors, up to a maximum of ten (l0) years, by (ii) the annual retainer fee in effect for such non-employee Board members at the time you resign from the Board. For purposes of such calculation, the annual retainer fee would also include the annual retainer fees payable for service as a non-employee member of the board of directors of San Jose Water Company and SJW Land Company.

As part of the process of revising the compensation structure to be in effect for the non-employee Board members as of January 1, 2008, the Executive Compensation Committee has deemed it appropriate to modify the Director Pension Plan so that only years of service as a non-employee member of the SJW Corp. Board of Directors through December 31, 2007 and only one half of the annual retainer fee in effect at the time you cease Board service will be taken into account for purposes of the foregoing pension benefit formula. In addition, the maximum number of years for which the annual payment as so calculated will be made will be limited to the number of your pre-2008 years of Board service. In no event, however, will the dollar amount of your annual pension benefit be less than the annual pension to which you would be entitled under the current pension benefit formula if you ceased Board service on December 31, 2007.

SJW Corp. has expressly reserved the right to modify or amend the Director Pension Plan at any time, provided such action does not reduce the benefit you or other participants have accrued to date under the plan. Accordingly, the change to the Director Pension Plan formula will not result in any reduction to the annual pension benefit you have already accrued under the Plan. All of your years of service as a non-employee Board member through December 31, 2007 will be taken into account, and those years of pre-2008 service will be applied to one half of the annual retainer fee in effect at the time of your cessation of Board service to determine your annual pension payment under the Director Pension Plan. The annual payment so calculated will be made for the number of years equal to your pre-2008 years of Board service. Under the revised Plan, you will not accrue any additional years of service credit under the Director Pension Plan formula for your Board service after December 31, 2007 and only half of the amount of the retainer fee in effect at the time of your cessation of Board service will be taken into account under the plan formula. However, the annual pension benefit you have accrued under the Plan as of December 31, 2007 will not be reduced as a result of the revised formula.

As mentioned, this change has been made in conjunction with the overall revision to nonemployee director compensation that will take effect as of January 1, 2008. Please return the signed letter to Suzy Papazian by November 30, 2007.

Very truly yours,

Chairman of the Executive Compensation Committee

AGREED TO AND ACCEPTED BY:

DATED:	, 2007